As filed with the Securities and Exchange Commission on March 6, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________________

CHIPOTLE MEXICAN GRILL, INC.

(Exact name of registrant as specified in its charter)

_____________________________

Delaware (State or other jurisdiction of incorporation or organization)	84-1219301 (I.R.S. Employer Identification Number)

1401 Wynkoop Street, Suite 500 Denver, CO (Address of Principal Executive Offices)	80202 (Zip Code)

_____________________________

Non-Plan Inducement Stock-Only Stock Appreciation Rights

Non-Plan Inducement Restricted Stock Units

(Full title of the plans)

_____________________________

Jack Hartung

Chief Financial Officer
1401 Wynkoop Street, Suite 500
Denver, CO 80202
(Name and address of agent for service)

(303) 595-4000

(Telephone number, including area code, of agent for service)

_____________________________

With a copy to:

Michael McGawn, Esq.

Chipotle Mexican Grill, Inc.

1401 Wynkoop Street, Suite 500

Denver, CO 80202

(303) 222-5978

_____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share under Inducement SOSARs	53,086	$420.20	(2)	$22,306,737	$2,777.19
Common stock, par value $0.01 per share under Make-Whole SOSARs	114,840	$352.18	(2)	$40,444,351	$5,035.32
Common stock, par value $0.01 per share under Make-Whole RSUs	30,141	$314.94	(3)	$9,492,607	$1,181.83

(1)This Registration Statement covers shares of Common Stock of Chipotle Mexican Grill, Inc. (the “Registrant”) offered or to be offered pursuant to certain inducement stock-only stock appreciation rights (or “Inducement SOSARs”) and make-whole stock-only stock appreciation rights (or “Make-Whole SOSARs”), which are collectively referred to as “Non-Plan Inducement Stock-Only Stock Appreciation Rights,” as well as certain make-whole restricted stock units (“Make-Whole RSUs”), also referred to as Non-Plan Inducement Restricted Stock Units.  Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock that become issuable under the above-referenced Non-Plan Inducement Stock-Only Stock Appreciation Rights or Non-Plan Inducement Restricted Stock Units by reason of any stock dividend, stock split, reorganization or other similar transaction effected without Chipotle’s receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(2)Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the aggregate offering price and the fee have been calculated upon the basis of the price at which the Non-Plan Inducement Stock-Only Stock Appreciation Rights may be exercised, which, for the Inducement SOSARs, was a 25% premium to $320.16,  the closing price of a share of the Registrant’s Common Stock on the date of grant of such SOSARs as reported on the New York Stock Exchange on March 5, 2018, and for the Make-Whole SOSARs was a 10% premium to such closing price.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the average of the high and low prices of the common stock as reported by the New York Stock Exchange on March 2, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) will be sent or delivered to the awardee covered by this Registration Statement as specified in Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a) the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

(b) all documents filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a), above; and

(c) the description of our common stock included in our Current Report on Form 8-K, filed on May 23, 2013, as updated by the disclosures in Item 5.03 of our Current Report on Form 8-K filed on May 15, 2015, the disclosures in Item 5.03 of our Current Report on Form 8-K filed on September 4, 2015, the disclosures in Item 5.03 of our Current Report on Form 8-K filed on May 11, 2016, and the disclosures in Item 5.03 of our Current Report on Form 8-K filed on October 6, 2016, and any amendment or report filed for the purpose of updating those descriptions.

In addition, all other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporate Law, or DGCL, permits a corporation, in its certificate of incorporation, to limit or eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends) or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145(a) of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Under Section 145(b) of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in our amended and restated bylaws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by our Board.

As permitted by Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may be amended. This provision of our amended and restated certificate of incorporation does not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief, which will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to us, including for actions leading to improper personal benefit to the director, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our amended and restated bylaws also provide that we shall indemnify and advance expenses to our officers and directors to the fullest extent permitted by applicable law as currently in effect or as the same may be amended.

We have entered into director and officer’s indemnification agreements with each of our current directors and officers which, in certain respects, are broader than the specific indemnification and advancement provisions contained in our amended and restated by-laws. Specifically, such indemnification agreements provide our directors and officers with specific contractual assurances of such persons’ rights to indemnification and advancement of expenses to protect against litigation risks and expenses (regardless, among other things, of any change in our ownership or the composition of our Board).

Additionally, we maintain directors’ and officers’ liability insurance for each of our directors and officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Description of Exhibit Incorporated Herein by Reference
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit Number	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc.	10-Q	001-32731	October 26, 2016	3.1
4.2	Chipotle Mexican Grill, Inc. Amended and Restated Bylaws	8-K	001-32731	October 6, 2016	3.1
4.3	Form of Non-Plan Inducement SOSARs Agreement	-	-	-	-	X
4.4	Form of Non-Plan Inducement RSUs Agreement	-	-	-	-	X
5.1	Legal Opinion of Perkins Coie LLP.	-	-	-	-	X
23.1	Consent of Counsel (included in Exhibit 5.1).	-	-	-	-	X
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.	-	-	-	-	X
24.1	Power of Attorney (included on signature page).	-	-	-	-	X

Item 9. Undertakings.

1.The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on this 6th day of March, 2018.

CHIPOTLE MEXICAN GRILL, INC.
/s/ John R. Hartung
By:	John R. Hartung
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Brian Niccol and John R.Hartung, or any of them, as his or her true and lawful attorney-in-fact with full power of substitution and resubstitution, in any and all capacities, to sign this registration statement or amendments thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below on March 5, 2018 by the following persons in the following capacities.

Signature	Date	Title
/s/ BRIAN NICCOL	March 5, 2018	Chief Executive Officer and Director (principal executive officer)
Brian Niccol
/s/ JOHN R. HARTUNG	March 6, 2018	Chief Financial Officer (principal financial and accounting officer)
John R. Hartung
/s/ STEVE ELLS	March 6, 2018	Executive Chairman
Steve Ells
/s/ ALBERT S. BALDOCCHI	March 5, 2018	Director
Albert S. Baldocchi
/s/ NEIL W. FLANZRAICH	March 5, 2018	Director
Neil W. Flanzraich
/s/ MATTHEW PAULL	March 5, 2018	Director
Matthew Paull